SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Furmanite Corporation

(Name of Registrant as Specified In Its Charter)

Mustang Capital Management, LLC

Jeffery G. Davis

David E. Fanta

Peter O. Haeg

John K. H. Linnartz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mustang Capital calls on Furmanite stockholders to vote on the WHITE PROXY Card FOR all 4 of its nominees as a first step towards improving the culture and performance of Furmanite.

Mustang Capital said stockholders should focus on the Incumbent Board’s record, not its rhetoric

All THREE Proxy Advisory Firms recommend voting Mustang’s WHITE PROXY Card

HOUSTON -- April 20, 2015--

Mustang Capital today issued the following open letter to stockholders of Furmanite urging them to elect its slate of four independent candidates to the Board of Directors (the "Board") at the Company's 2015 Annual Meeting.

Dear Stockholder,

Mustang Capital and our nominees have been extremely gratified with the outpouring of support from our fellow stockholders during our campaign for positive Board change at Furmanite. Our plan to transform the Company from a perennial underachiever into a high performance industrial company has resonated with stockholders, and we approach the annual meeting with increasing enthusiasm.

Unfortunately, as our enthusiasm increases so does the rhetoric coming from the incumbent Board.  To better deal with this onslaught Mustang Capital and our nominees believe fellow stockholders should ignore their rhetoric and focus instead on their track record.

The Incumbent Board’s Track Record

(The Company’s name was changed to Furmanite Corp. in 2007)

	2007	2008	2009	2010	2011	2012	2013	2014
Diluted EPS	$0.35	$0.59	$(0.08)	$0.26	$0.64	$0.14	$0.37	$0.30
GAAP
Stock Price	2007	2008	2009	2010	2011	2012	2013	2014
Year End/per share	$11.80	$5.39	$3.81	$6.91	$6.31	$5.37	$10.62	$7.82

  Source: Bloomberg

 All Three Respected Proxy Advisors recommend Voting Mustang’s WHITE PROXY Card

Institutional Shareholder Services ("ISS"), a leading independent proxy voting advisory firm, has recommended that Furmanite shareholders vote on Mustang’s WHITE proxy card to elect ALL FOUR of Mustang’s highly qualified and experienced nominees. In making this recommendation ISS said the following:

  “In light of the compelling need for change at the board level and the particularly strong alignment of the dissident nominees' skills and experiences with the challenges this board currently faces, support FOR dissident nominees Davis, Fanta, Haeg and Linnartz is warranted.”

  “Furmanite underperformed its closest peer Team, and a wider range of other peers, in various profitability measures,”

  “its net income suffers from much greater volatility relative to Team, which could contribute additional risk to the creation of shareholder value.”

  ISS also found there are “a number of serious corporate governance concerns, including the board's willingness to support a dead-hand poison pill for 17 years, until a proxy contest appeared on the horizon, as well as questionable pay practices.”

  And a “lack of industry operating experience on the incumbent board.”

  ISS found the Mustang nominees, Davis and Fanta have “deep industry experience” and that Linnartz and Haeg would bring combined “investor perspective”, as well as experience in “acquisitions” and “capital allocation”.

Egan- Jones Proxy Services (“Egan Jones”), a leading independent proxy advisory firm, has recommended that Furmanite shareholders vote on Mustang’s WHITE proxy card to elect ALL FOUR of Mustang’s highly qualified and experienced nominees. In making this recommendation Egan Jones said the following:

  “We believe that support for voting the dissident ballot is merited and that voting the dissident ballot (White Proxy Card) is in the interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:
1. The recent performance of the company-or lack thereof with a negative 26% TSR during the time period of the previous fiscal year.
2.Poor governance practices put in place by the current Board including a single trigger golden parachute for NEOs, the dead hand poison pill only recently cancelled, and the failure to replace directors with double digit withhold votes.
3. Failure to align CEO performance and compensation, this company being one of the few to earn the lowest possible Egan-Jones Compensation Rating with a score of ‘Needs Improvement.’
4. The likelihood of continued poor performance by both current Management and the current Board.”
  “It is our belief this company desperately needs a new direction and a new Board. We fully support the dissident Proxy and recommend our clients vote accordingly.”

  “It is always with a certain amount of trepidation that we approach a proxy contest. In most cases a contest such as this only occurs after a period of prolonged management failure. We believe that to be the case here and that there is no longer a ‘low risk’ option for shareholders, unless poor performance is what they desire

Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy advisory firm recommended that Furmanite shareholders vote on Mustang’s WHITE proxy card FOR Mustang nominee, Jeffery Davis. In making this recommendation Glass Lewis said the following:

  “Furmanite’s financial performance has suffered under the watch of the incumbent board. Most notably, the Company’s total shareholder return over the one year and three year periods were very poor on both an absolute basis and relative to peers”

  “We believe the Dissident makes a persuasive argument that the Company’s low-margin revenue growth strategy has come at the expense of bottom line performance and contributed to the divergent nature of the total shareholder returns of the Company and its closest competitor, Team. Furthermore, we believe the Company’s inaccurate earnings guidance and subsequent negative earnings surprises have damaged credibility with shareholders and potential investors.”

A Tangible, Comprehensive Plan

The Mustang slate includes nominees who have run larger and more successful industrial services companies than Furmanite. The group is experienced with acquisitions, business integrations, international business and building strong management teams. They have a definitive strategy and a detailed plan to validate assumptions, evaluate current programs and provide the proper support for the necessary improvements. The time for Stockholders to act is now. Our nominees will create an independent Board with strong, practical experience in Furmanite’s markets and valuable relationships with clients, prospective talent and capital markets.

Our transition approach addresses the following:

  The Mustang nominees will work with existing management to align philosophies and interest, maximize value from existing high-level programs and act swiftly to move the culture towards performance and accountability.
  Recognizing that Stockholders are weary of unfulfilled promises and unmet guidance, which have become all too common at Furmanite under the incumbent Board, specific goals and metrics will be used to communicate progress and results to Stockholders.

Our group’s “100-Day Plan” is comprehensive and credible:

  The Board transition will be swift, thorough, and efficient.
  Communications with executive management will be immediate and open, guided by an Operating Committee of the Board.
  Any risk of management departures will be mitigated by experienced industry executives, immediately available.
  Results from the detailed business plan are measurable and impactful.

You Can Make A Difference, Vote the WHITE Proxy Today

Your vote on the WHITE proxy for Mustang’s nominees is the first step towards improving the culture and performance of Furmanite, to ultimately drive stockholder value. Industry feedback suggests that Furmanite’s capable employees desperately seek leadership and direction at the executive level. Please strongly consider your opportunity to support positive change, and to enhance the Furmanite brand in the near-term. Cast your vote for an improved Furmanite by voting the WHITE proxy FOR the Mustang nominees today.

 Remember, a vote AGAINST the incumbent Board on the gold card is not the same as voting FOR our nominees on the WHITE proxy card. To support the Mustang nominees you must vote a WHITE proxy card. If you have already returned a gold proxy you can change your vote by signing and returning a WHITE proxy card with a later date. Please do so today.

FURMANITE POSSESSES SIGNIFICANT UNREALIZED VALUE; IT’S TIME FOR CHANGE

- VOTE THE WHITE PROXY CARD TODAY -

We urge you to VOTE THE WHITE PROXY CARD. Help us deliver the necessary change to strengthen Furmanite for the future. It is important that you submit your WHITE proxy card AS SOON AS POSSIBLE. Importantly, if you receive a gold proxy card from Furmanite DO NOT return it.

If you have questions or need assistance voting the WHITE proxy card, stockholders should contact our proxy solicitor, Morrow & Co. at (203) 658-9400 or (800) 662-5200.

Sincerely,

Mustang Capital

MUSTANG CAPITAL MANAGEMENT LLC ("MUSTANG CAPITAL"), JEFFERY G. DAVIS, DAVID E. FANTA, PETER O. HAEG AND JOHN K. H. LINNARTZ (COLLECTIVELY, THE "NOMINEES" AND TOGETHER WITH MUSTANG CAPITAL, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON MARCH 23, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF FURMANITE CORPORATION (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING WHITE PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, MORROW & CO., LLC, MUSTANG CAPITAL'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (203)-658-9400 OR TOLL-FREE AT (800)-662-5200.